CSW
----------------------------------
Central and South West Corporation
----------------------------------
News Release
1616 Woodall Rodgers Freeway
P.O. Box 660164 * Dallas, Texas 75266-0164







                       CENTRAL AND SOUTH WEST CORPORATION
                          REPORTS FIRST QUARTER RESULTS

        Dallas, Texas (April 17, 1997) -- Central and South West Corporation (NYSE:CSR) reported consolidated earnings for the three-month period ended March 31, 1997 of $0.12 per share compared to $0.26 per share for the same period a year ago. Earnings per share for the twelve months ended March 31, 1997 were $1.91 compared to $2.14 for the corresponding period last year.
        CSW's first quarter 1997 earnings reflect an after-tax charge of approximately $25 million as a result of a rate order issued March 31, 1997 for Central Power and Light Company (CPL), a wholly owned subsidiary of CSW. The $25 million first quarter charge includes a $20 million charge related to the 1996 effect of the rate order and $5 million related to the first quarter of 1997. As previously disclosed, the estimated full year effect for 1997 on CSW's and CPL's earnings resulting from the rate order is estimated to be a decrease of approximately $62 million comprised of the 1996 and 1997 effect of the CPL rate order.
        During the first quarter of 1997, CSW also recorded a non-recurring after-tax charge of approximately $16 million as a result of a court interim order for litigation related to the termination of CSW's previously proposed merger with El Paso Electric Company.
        Earnings for the quarter ended March 31, 1997 decreased to $25 million from $51 million for the same quarter a year ago due primarily to the effect of the CPL rate order, the El Paso merger litigation charge, increased operations and maintenance expense and the loss of earnings from Transok, a natural gas marketing and pipeline company which was sold in June 1996. Partially offsetting these factors were increased non-fuel electric revenue and higher earnings from SEEBOARD.
        Net income for common stock decreased to $402 million from $415 million for the twelve months ended March 31, 1996. Factors from operations contributing to the decrease in earnings included the first quarter 1997 effect of the CPL rate order, the loss of Mirror CWIP from CPL earnings, increased operations and maintenance expense, and increased depreciation and amortization. Factors from operations partially offsetting the decrease in earnings were the addition of earnings from SEEBOARD and increased non-fuel electric revenue.
        In addition, there were a number of non-recurring factors that affected net income for common stock for the twelve months ended March 31, 1997. Non-recurring factors that decreased earnings were the El Paso merger litigation charge in the first quarter of 1997, the recording of reserves in the second quarter of 1996 for certain investments and contingencies, restructuring charges recorded in 1996, the loss of earnings from Transok and a regulatory asset reserve for the CPL rate case recorded in the fourth quarter of 1996. A non-recurring factor that partially offset the decrease in earnings for the twelve months ended March 31, 1997 was the gain from the sale of Transok in the second quarter of 1996.
        Retail kilowatt-hour sales at Central and South West's U.S. utilities increased 3.4% and 4.2% for the three and twelve months ended March 31, 1997, respectively, over the corresponding periods last year, with kWh sales growth in all customer classes.

      The following table summarizes major earnings variances, net of tax, from 1996 to 1997 for the periods ending March 31, 1997:

                                                      QUARTER           12ME

1996 REPORTED EARNINGS PER SHARE:                    $   0.26         $   2.14

INTERNATIONAL OPERATIONS
SEEBOARD                                                 0.05             0.40

DOMESTIC OPERATIONS:
Non-Fuel Electric Revenue                                0.11             0.22
Operations and Maintenance Expense                      (0.11)           (0.13)
Depreciation and Amortization                            (.01)           (0.08)
Mirror CWIP                                              0.00            (0.15)
CPL Rate Case (1997 Effect)                             (0.02)           (0.02)
Other                                                    0.05             0.02

DOMESTIC NON-RECURRING FACTORS:
1997:
CPL Rate Case (1996 Effect)                             (0.10)           (0.10)
El Paso Litigation                                      (0.08)           (0.08)
Effect of Additional Shares Issued                      (0.01)           (0.17)

1996:
Transok Sale                                             0.00             0.57
Transok Operations                                      (0.04)           (0.14)
U.S. Electric Operating Company Reserves                 0.00            (0.42)
CSW Energy Reserves                                      0.00            (0.07)
CPL Fuel Settlement                                      0.02             0.01
CPL Reserve for Regulatory Assets                        0.00            (0.05)
Restructuring Charge                                     0.00            (0.06)

1995:
El Paso Merger Termination                               0.00             0.14
Tax Adjustments                                          0.00            (0.12)

1997 REPORTED EARNINGS PER SHARE:                    $   0.12         $   1.91
                                                     --------         --------

        Central and South West Corporation, a Dallas-based public utility holding company, owns four U.S. electric utility subsidiaries that provide service to portions of Texas, Oklahoma, Louisiana and Arkansas. It also owns SEEBOARD plc, a regional electricity company in the United Kingdom. In addition, Central and South West Corporation owns non-utility subsidiaries involved in independent power production, telecommunications, energy efficiency and financial transactions.

                                      # # #

For more information, contact Becky Hall, director of investor relations for Central and South West Corporation, at (214) 777-1277.


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
              CSW
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Central and South West Corporation
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News Release
1616 Woodall Rodgers Freeway
P.O. Box 660164 * Dallas, Texas 75266-0164

                       CENTRAL AND SOUTH WEST CORPORATION
                            AND SUBSIDIARY COMPANIES
                   MARCH 31, 1997 CONSOLIDATED EARNINGS REPORT
                                   (UNAUDITED)
                       (Millions except per share amounts)


                                   Three Months     %         Twelve Months     %
                                      Ended      Increase/       Ended       Increase/
                                     March 31,   Decrease       March 31,    Decrease
                               ----------------- --------  ----------------- --------

                                 1997      1996              1997      1996
                               -------   -------           -------   -------
Operating Revenues             $ 1,278   $ 1,437  -11.1%   $ 5,305   $ 4,513   17.5%
                               -------   -------           -------   -------

Fuel and purchased power           287       256   12.1%     1,246     1,039   19.9%
SEEBOARD Cost of Sales             369       400   -7.8%     1,300       558  133.0%
Gas purchased for resale            --       151 -100.0%        51       443  -88.5%
Gas extraction and marketing        --        36 -100.0%        18       117  -84.6%
Operating and maintenance          318       236   34.7%     1,041       857   21.5%
Depreciation and amortization      118       124   -4.8%       473       415   14.0%
Taxes                               61        78  -21.8%       395       360    9.7%
Interest Charges                   111       109    1.8%       427       366   16.7%

Mirror CWIP                         --        --     --         --        31 -100.0%
Other Income and Deductions         15         8   86.1%        66        44   51.2%
                               -------   -------           -------   -------

Net Income                          29        55  -47.3%       420       433   -3.0%
Preferred stock dividends            4         4     --         18        18     --
                               -------   -------           -------   -------

Net Income for Common Stock    $    25   $    51  -51.0%   $   402   $   415   -3.1%
                               =======   =======           =======   =======

Average Shares Outstanding       211.8     199.0    6.4%     210.7     193.7    8.7%
Earnings Per Share               $0.12     $0.26  -54.2%     $1.91     $2.14  -10.8%
Dividends Per Share             $0.435    $0.435     --     $1.740    $1.725    0.9%


                      KILOWATT-HOUR SALES - U.S. UTILITIES
                                   (MILLIONS)

Residential                      4,087     4,018    1.7%    17,952    17,299    3.8%
Commercial                       3,231     3,152    2.5%    14,334    13,910    3.0%
Industrial                       4,991     4,748    5.1%    20,508    19,461    5.4%
Other                              390       364    7.1%     1,620     1,534    5.6%
                               -------   -------           -------   -------
     Total Retail               12,699    12,282    3.4%    54,414    52,204    4.2%
Sales for Resale                 1,821     2,088  -12.8%     8,160     8,822   -7.5%
                               -------   -------           -------   -------
     Total Sales                14,520    14,370    1.0%    62,574    61,026    2.5%
                               =======   =======           =======   =======



